VOTING TRUST AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 26th day of January, 2011

BETWEEN:	PURE PHARMACEUTICALS CORPORATION, a corporation existing under the laws of the State of Nevada, U.S.A. (hereinafter referred to as “Pure”)

OF THE FIRST PART

AND:	PURE MINERALS HOLDING COMPANY, a corporation existing under the laws of Canada (hereinafter referred to as “Pure Exchangeco”)

OF THE SECOND PART

AND:	CORSAIR ADVISORS, INC., (hereinafter referred to as the “Trustee”)

OF THE THIRD PART

          WHEREAS in connection with a share exchange agreement (the “Share Exchange Agreement”) made as of June 14, 2010, among Pure, Pure Exchangeco and the former shareholders of Pure Exchangeco (the “Shareholders”), Pure Exchangeco will issue 7,350,000 Series A Exchangeable Preference Shares to the Shareholders, such exchangeable preference shares being herein referred to as the “Exchangeable Shares”;

          AND WHEREAS the parties hereto have agreed to execute this Voting Trust Agreement in order to grant the Shareholders certain voting rights at meetings of the shareholders of Pure;

          NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

SECTION 1
DEFINITIONS AND INTERPRETATION

1.1     Defined Terms

          Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions'') attaching to the Exchangeable Shares in Schedule 1 of the Articles of Incorporation of Pure Exchangeco, unless the context requires otherwise.

1.2	Definitions

In this Agreement, the following terms shall have the following meanings:

“Affiliate” of any person means any other person directly or indirectly controlled by, or under control of, that person. For the purpose of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control of”), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficiaries” means the Shareholders or any subsequent owner of the 7,350,000 Exchangeable Shares other than Pure and its Affiliates.

“Beneficiary Votes” has the meaning ascribed thereto in Subsection 4.2.

“Board of Directors” means the Board of Directors of Pure or Pure Exchangeco, as the context dictates.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York.

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of Pure Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in the Share Provisions.

“Government Entity” means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision, agent, commission, board or authority of any of the foregoing or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Indemnified Parties” has the meaning ascribed thereto in Subsection 7.1.

“Officer’s Certificate” means, with respect to Pure Exchangeco, or Pure, as the case may be, a certificate signed by any officer of Pure Exchangeco, or Pure as the case may be.

“person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association, organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Pure Common Share” means a share of common stock in the capital of Pure.

“Pure Consent” has the meaning ascribed thereto in Subsection 4.2.

“Pure Meeting” has the meaning ascribed thereto in Subsection 4.2.

“Pure Special Voting Shares” means the 7,350,000 common shares of Pure issued in its own series which entitles the holder of record to a number of votes at meetings of holders of Pure Common Shares equal to the number of Exchangeable Shares outstanding from time to time (owned by the Shareholders or a subsequent owner of such Exchangeable Shares), which share is to be issued to, deposited with, and voted by, the Trustee as described herein.

“Put and Call Agreement” means that certain Put and Call Agreement made as of even date herewith between Pure, Pure Exchangeco and the Shareholders with such changes thereto as the parties acting reasonably may agree.

“Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

“Support Agreement” means that certain support agreement made as of even date herewith between Pure Exchangeco, and Pure with such changes thereto as the parties acting reasonably, may agree.

“Trust” means the trust created by this Agreement.

“Trust Estate” means the Pure Special Voting Shares and any other securities which may be held by the Trustee from time to time pursuant to this Agreement.

“Trustee” means Joseph Galda, attorney, and subject to the provisions of Section 8, includes any successor trustee.

“Voting Rights” means the voting rights attached to the Pure Special Voting Shares.

1.3	Interpretation Not Affected by Headings, etc.

          The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4     Number, Gender, etc.

          Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.5     Date for any Action

          If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

SECTION 2
PURPOSE OF AGREEMENT

2.1     Establishment of Trust

          The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the Pure Special Voting Shares in order to enable the Trustee to exercise the Voting Rights.

SECTION 3
PURE SPECIAL VOTING SHARES

3.1     Issue and Ownership of the Pure Special Voting Shares

          Pure hereby issues to and deposits with the Trustee, 7,350,000 Pure Common Shares (the “Pure Special Voting Shares”) to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Pure hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the Pure Special Voting Shares by Pure to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Pure Special Voting Shares and shall be entitled to exercise all of the rights and powers of an owner with respect to the Pure Special Voting Shares provided that the Trustee shall:

(a)	hold the Pure Special Voting Shares and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)

except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Pure Special Voting Shares and the Pure Special Voting Shares shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2     Legended Share Certificates

          Pure Exchangeco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.

3.3     Safe Keeping of Certificate

          The certificate or certificates representing the Pure Special Voting Shares shall at all times be held in safe keeping by the Trustee.

SECTION 4
EXERCISE OF VOTING RIGHTS

4.1     Voting Rights

          The Trustee, as the holder of record of the Pure Special Voting Shares shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Pure Special Voting Shares on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of Pure at a Pure Meeting or in connection with a Pure Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to the terms of this Agreement:

(a)

the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Section 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Pure Meeting is held or a Pure Consent is sought; and

(b)

to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2     Number of Votes

          With respect to all meetings of shareholders of Pure at which holders of Pure Common Shares are entitled to vote (each, a “Pure Meeting”) and with respect to all written consents sought by Pure from its shareholders including the holders of Pure Common Shares (each, a “Pure Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by such Beneficiary on the record date established by Pure or by applicable law for such Pure Meeting or Pure Consent, as the case may be (the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Pure Meeting or in connection with such Pure Consent.

4.3     Mailings to Shareholders

          With respect to each Pure Meeting and Pure Consent, the Trustee will use its reasonable efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Pure utilizes in communications to holders of Pure Common Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List referred to in Subsection 4.6, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Pure to its shareholders:

(a)	a copy of such notice, together with any related materials, including, without limitation, any proxy or information statement, to be provided to shareholders of Pure;

(b)

a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Pure Meeting or Pure Consent or, pursuant to Subsection 4.7, to attend such Pure Meeting and to exercise personally the Beneficiary Votes thereat;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i) a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

(ii) a proxy to a designated agent or other representative of the management of Pure to exercise such Beneficiary Votes;

(d)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(e)	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)

a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it which, in the case of a Pure Meeting, shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

          The materials referred to in this Subsection 4.4 are to be provided to the Trustee by Pure and the materials referred to in Subsection 4.3(c), (e) and (f) shall be subject to reasonable comments by the Trustee in a timely manner. Pure shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Pure Common Shares. Pure agrees not to communicate with holders of Pure Common Shares with respect to the materials referred to in this Subsection 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries.

          For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Pure Meeting or Pure Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Pure or by applicable law for purposes of determining shareholders entitled to vote at such Pure Meeting. Pure will notify the Trustee of any decision of the Board of Directors of Pure with respect to the calling of any Pure Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Subsection 4.3.

4.4     Copies of Shareholder Information

          Pure will deliver to the Trustee copies of all proxy materials (including notices of Pure Meetings but excluding proxies to vote Pure Common Shares), information statements, reports (including without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Pure Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as such materials are first sent to holders of Pure Common Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Pure, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Pure) received by the Trustee from Pure contemporaneously with the sending of such materials to holders of Pure Common Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee as the registered holder of the Pure Special Voting Shares and made available by Pure generally to the holders of Pure Common Shares; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Pure.

4.5     Other Materials

          As soon as reasonably practicable after receipt by Pure or shareholders of Pure (if such receipt is known by Pure) of any material sent or given by or on behalf of a third party to holders of Pure Common Shares generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Pure shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Pure, copies of all such materials received by the Trustee from Pure. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office copies of all such materials.

4.6     List of Persons Entitled to Vote

          Pure Exchangeco shall, (a) prior to each annual, general and special Pure Meeting or the seeking of any Pure Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Pure Meeting or a Pure Consent, at the close of business on the record date established by Pure or pursuant to applicable law for determining the holders of Pure Common Shares entitled to receive notice of and/or to vote at such Pure Meeting or to give consent in connection with such Pure Consent. Each such List shall be delivered to the Trustee promptly after receipt by Pure Exchangeco of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Pure agrees to give Pure Exchangeco notice (with a copy to the Trustee) of the calling of any Pure Meeting or the seeking of any Pure Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Pure Exchangeco to perform its obligations under this section 4.6

4.7     Entitlement to Direct Votes

          Any Beneficiary named in a List prepared in connection with any Pure Meeting or Pure Consent will be entitled (a) to instruct the Trustee in the manner described in Subsection 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8     Voting by Trustee and Attendance of Trustee Representative at Meeting

(a)

In connection with each Pure Meeting and Pure Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Subsection 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Subsection 4.3;

(b)

The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Pure Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Subsection 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9     Distribution of Written Materials

          Any written materials distributed by the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Pure utilizes in communications to holders of Pure Common Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of Pure Exchangeco. Pure agrees not to communicate with holders of Pure Common Shares with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Pure Exchangeco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense a current List.

4.10  Termination of Voting Rights

          All the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Pure, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of a right to transfer its Exchangeable Shares to the Purchaser or the right of the Purchaser to acquire the Exchangeable Shares, the whole in consideration of the delivery of Pure Common Shares, as specified in the Put and Call Agreement and the Share Provisions (unless, in either case, Pure shall not have delivered the requisite Pure Common Shares issuable in exchange therefor), or upon the redemption of Exchangeable Shares pursuant to the Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Pure Exchangeco pursuant to the Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Pure pursuant to the exercise by Pure of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

SECTION 5
CONCERNING THE TRUSTEE

5.1     Powers and Duties of the Trustee

          The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the Pure Special Voting Shares from Pure as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)	voting the Beneficiary Votes in accordance with the provisions of this Agreement;

(d)	holding title to the Trust Estate;

(e)	taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Pure and Pure Exchangeco under this Agreement; and

(f)	taking such other actions and doing such other things as are specifically provided in this Agreement.

          In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

          The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

          The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

5.2     Dealings with Transfer Agents, Registrars, etc.

          Pure and Pure Exchangeco irrevocably authorize the Trustee, from time to time, to:

(a)

consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent of the Exchangeable Shares and Pure Common Shares; and

(b)

requisition, from time to time, from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and Pure and Pure Exchangeco irrevocably authorize their respective registrars and transfer agents to comply with all such requests.

5.3     Books and Records

          The Trustee shall keep available for inspection by the parties at the Trustee’s principal office correct and complete books and records of account relating to the Trust created by this Agreement including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries.

5.4     Income Tax Returns and Reports

          The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to Pure or Pure Exchangeco). If requested by the trustee, Pure or Pure Exchangeco shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

5.5     Indemnification Prior to Certain Actions by Trustee

          The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Pure Special Voting Shares pursuant to Section 4, subject to Subsection 5.13.

          None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

5.6     Action of Beneficiaries

          No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Subsection 5.5 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided and in any event for the equal benefit of all Beneficiaries.

5.7    Reliance Upon Declarations

          The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Subsection 5.8, if applicable, and with any other applicable provisions of this Agreement.

5.8    Evidence and authority to Trustee

          Pure and/or Pure Exchangeco shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Pure and/or Pure Exchangeco or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including, without limitation, in respect of the Voting Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Pure and/or Pure Exchangeco promptly if and when:

(a)	such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Subsection 5.8; or

(b)

the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Pure and/or Pure Exchangeco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

          Such evidence shall consist of an Officer’s Certificate of Pure and/or Pure Exchangeco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

          Whenever such evidence relates to a matter other than the Voting Rights or the taking of any other action to be taken by the Trustee at the request or on the application of Pure and/or Pure Exchangeco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Pure and/or Pure Exchangeco it shall be in the form of an Officer’s Certificate or a statutory declaration.

          Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(c)	declaring that he has read and understands the provisions of this Agreement relating to the condition in question;

(d)	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

(e)	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

5.9    Experts, Advisers and Agents

          The Trustee may:

(a)

in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Pure and/or Pure Exchangeco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)

employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

5.10  Trustee Not Required to Give Security

          The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

5.11  Trustee Not Bound to Act on Request

          Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Pure and/or Pure Exchangeco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

5.12  Authority to Carry on Business

          The Trustee represents to Pure and Pure Exchangeco that at the date of execution and delivery by it of this Agreement he is authorized to act as a trustee pursuant to the terms hereof but if, notwithstanding the provisions of this Section 5.12 ceased to be so authorized, the validity and enforceability of this Agreement and the Voting Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to act as a trustee, either become so authorized or resign in the manner and with the effect specified in Section 8.

5.13  Conflicting Claims

          If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)	the rights of all adverse claimants with respect to the Voting Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

(b)

all differences with respect to the Voting Rights, subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

          If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

5.14  Acceptance of Trust

          The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

SECTION 6
COMPENSATION

6.1    Fees and Expenses of the Trustee

          Pure and Pure Exchangeco jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Pure and Pure Exchangeco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence, recklessness or wilful misconduct.

SECTION 7
INDEMNIFICATION AND LIMITATION OF LIABILITY

7.1    Indemnification of the Trustee

          Pure and Pure Exchangeco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Pure or Pure Exchangeco pursuant hereto.

          In no case shall Pure or Pure Exchangeco be liable under this indemnity for any claim against any of the Indemnified Parties unless Pure and Pure Exchangeco shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below. Pure and Pure Exchangeco shall be entitled to participate at their own expense in the defence and, if Pure and Pure Exchangeco so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Pure or Pure Exchangeco; or (ii) the named parties to any such suit include both the Trustee and Pure or Pure Exchangeco and the Trustee shall have been advised by counsel acceptable to Pure or Pure Exchangeco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Pure or Pure Exchangeco and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Pure and Pure Exchangeco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

7.2    Limitation of Liability

          The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

SECTION 8
CHANGE OF TRUSTEE

8.1    Resignation

          The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Pure and Pure Exchangeco specifying the date on which he desires to resign, provided that such notice shall not be given less than 30 days before such desired resignation date unless Pure and Pure Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Pure and Pure Exchangeco with the written consent of the Beneficiaries who own Exchangeable Shares, such consent not to be unreasonably withheld, shall promptly appoint a successor trustee, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Pure and Pure Exchangeco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

8.2    Removal

          The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Pure and Pure Exchangeco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

8.3    Successor Trustee

          Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Pure and Pure Exchangeco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations or its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Pure and Pure Exchangeco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Pure, Pure Exchangeco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

8.4    Notice of Successor Trustee

          Upon acceptance of appointment by a successor trustee as provided herein, Pure and Pure Exchangeco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Pure or Pure Exchangeco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Pure and Pure Exchangeco.

SECTION 9
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

9.1    Amendments, Modifications, etc.

          This Agreement may not be amended or modified except by an agreement in writing executed by Pure, Pure Exchangeco and the Trustee and approved by the Beneficiaries in writing, such approval not to be unreasonably withheld.

9.2    Ministerial Amendments

          Notwithstanding the provisions of Subsection 9.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

(a)

adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the Board of Directors of each of Pure Exchangeco and Pure shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)

making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Pure and Pure Exchangeco and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries, it may be expedient to make, provided that such Boards of Directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)

making such changes or corrections which, on the advice of counsel to Pure, Pure Exchangeco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the Board of Directors of each of Pure and Pure Exchangeco shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

9.3    Meeting to Consider Amendments

          Pure Exchangeco, at the request of Pure, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto.

9.4    Changes in Capital of Pure and Pure Exchangeco

          At all times after the occurrence of any event as a result of which either Pure Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Pure Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

9.5    Execution of Supplemental Trust Agreements

          No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time Pure Exchangeco (when authorized by a resolution of its Board of Directors), Pure (when authorized by a resolution of its Board of Directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)

evidencing the succession of Pure Successors and the covenants of and obligations assumed by each such Pure Successor in accordance with the provisions of the Put and Call Agreement and the successors of any successor trustee in accordance with the provisions of Section 8 hereof;

(b)

making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Pure, Pure Exchangeco, the Trustee or this Agreement; and

(c)

for any other purposes not inconsistent with the provisions of this Agreement, including without limitation, to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

SECTION 10
TERMINATION

10.1  Term

          The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary;

(b)	each of Pure and Pure Exchangeco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in writing; and

(c)

21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

10.2  Survival of Agreement

          This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Sections 6 and 7 shall survive any such termination of this Agreement.

SECTION 11
GENERAL

11.1  Severability

          If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

11.2  Enurement

          This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Beneficiaries.

11.3  Notices to Parties

          All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

(a)	If to Pure or Pure Exchangeco, at:

Pure Pharmaceuticals Corporation Suite 2050

1200 McGill College Avenue Montreal Quebec H3B 4G7 Canada
Attention: Chief Executive Officer

Telecopier No.: (514) 875-4999

If to the Trustee, at: Corsair Advisors, Inc. 497 Delaware Avenue Buffalo, N.Y. 14202
Attention: Joseph P. Galda Telecopier No.: (716) 883 0061

(c)	If to the Shareholders, at:

At their Address on the Records of Pure

          Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

11.4  Notice to Beneficiaries

          Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of Pure Exchangeco from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

11.5  Counterparts

          This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.6  Jurisdiction

          This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

11.7  Attornment

          Each of the Trustee, Pure and Pure Exchangeco agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and Pure hereby appoints Pure Exchangeco at its registered office in the Province of Ontario as attorney for service of process.

11.8   Language

          The parties acknowledge that they have required and consented that this Agreement and all related documents be prepared in English. / Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PURE PHARMACEUTICALS CORPORATION

Per: /s/ Nicolas Matossian
President

PURE MINERALS HOLDING COMPANY

Per: /s/ Nicolas Matossian
President

CORSAIR ADVISORS, INC.

Per: /s/ Joseph P. Galda
President